As filed with the Securities and Exchange Commission on February 15, 2019
Registration No. 333-114765
Registration No. 333-132476
Registration No. 333-136441
Registration No. 333-155008
Registration No. 333-188310
Registration No. 333-212899

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 2 to Form S-8
Registration Statement No. 333-114765
Post-Effective Amendment No. 2 to Form S-8
Registration Statement No. 333-132476
Post-Effective Amendment No. 2 to Form S-8
Registration Statement No. 333-136441
Post-Effective Amendment No. 1 to Form S-8
Registration Statement No. 333-155008
Post-Effective Amendment No. 1 to Form S-8
Registration Statement No. 333-188310
Post-Effective Amendment No. 1 to Form S-8
Registration Statement No. 333-212899
UNDER THE SECURITIES ACT OF 1933

ASPEN INSURANCE HOLDINGS LIMITED
(Exact name of registrant as specified in its charter)

Bermuda	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

141 Front Street Hamilton, Bermuda	HM 19
(441) 295-8201	(Zip Code)
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Aspen Insurance Holdings Limited 2003 Share Incentive Plan
Aspen Insurance Holdings Limited Amended 2003 Share Incentive Plan
Aspen Insurance Holdings Limited 2006 Stock Option Plan for Non-Employee Directors
Aspen Insurance Holdings Limited Employee Share Purchase Plan
Aspen Insurance Holdings Limited 2008 Sharesave Scheme
Aspen Insurance Holdings Limited 2013 Share Incentive Plan
Aspen Insurance Holdings Limited 2016 Stock Incentive Plan for Non-Employee Directors

(Full title of the plans)

C T Corporation System
Eighth Avenue
13th Floor
New York, NY 10011
(212) 894-8940
(Name, address, including zip code, and telephone number, including area code, of agent for service)

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Large accelerated filer	☒	Accelerated filer	☐	Non-accelerated filer	☐	Smaller reporting company	☐	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each a “Registration Statement” and, collectively, the “Registration Statements”) of Aspen Insurance Holdings Limited, a Bermuda company (the “Registrant”).

•
Registration Statement on Form S-8 (No. 333-114765), filed with the United States Securities and Exchange Commission (the “Commission”) on April 23, 2004, as amended on May 3, 2013, registering the offer and sale of 5,724,570 ordinary shares, par value $0.0015144558 per share (“Ordinary Shares”), issuable pursuant to the Aspen Insurance Holdings Limited 2003 Share Incentive Plan;

•
Registration Statement on Form S-8 (No. 333-132476), filed with the Commission on March 16, 2006, as amended on May 3, 2013, registering the offer and sale of 3,751,983 Ordinary Shares, issuable pursuant to the Aspen Insurance Holdings Limited Amended 2003 Share Incentive Plan;

•
Registration Statement on Form S-8 (No. 333-136441), filed with the Commission on August 9, 2006, as amended on August 4, 2016, registering the offer and sale of 400,000 Ordinary Shares, issuable pursuant to the Aspen Insurance Holdings Limited 2006 Stock Option Plan for Non-Employee Directors;

•
Registration Statement on Form S-8 (No. 333-155008), filed with the Commission on November 4, 2008, registering the offer and sale of 333,000 Ordinary Shares, issuable pursuant to the Aspen Insurance Holdings Limited Employee Share Purchase Plan and 537,000 Ordinary Shares, issuable pursuant to the Aspen Insurance Holdings Limited 2008 Sharesave Scheme;

•
Registration Statement on Form S-8 (No. 333-188310), filed with the Commission on May 3, 2013, registering the offer and sale of 2,845,683 Ordinary Shares, issuable pursuant to the Aspen Insurance Holdings Limited 2013 Share Incentive Plan; and

•
Registration Statement on Form S-8 (No. 333-212899), filed with the Commission on August 4, 2016, registering the offer and sale of 263,695 Ordinary Shares, issuable pursuant to the Aspen Insurance Holdings Limited 2016 Stock Incentive Plan for Non-Employee Directors.

On February 15, 2019, the Registrant completed its previously disclosed merger transaction with affiliates of certain investment funds (the “Apollo Funds”) managed by affiliates of Apollo Global Management, LLC (together with its consolidated subsidiaries, “Apollo”) (NYSE: APO) that was contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 27, 2018, by and among the Registrant, Highlands Holdings, Ltd., an affiliate of the Apollo Funds (“Parent”), and Highlands Merger Sub, Ltd., a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub merged with and into the Registrant, with the Registrant surviving as a wholly owned subsidiary of Parent (the “Merger”). In connection with the consummation of the Merger, the Registrant hereby terminates the Registration Statements and all offerings of its securities pursuant thereto and hereby removes and withdraws from registration all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, England, on February 15, 2019.

ASPEN INSURANCE HOLDINGS LIMITED
By:	/s/ Scott Kirk
Scott Kirk
Group Chief Financial Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 of the Securities Act.

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative in the United States of the Registrant, has signed these Post-Effective Amendments in the City of New York, State of New York, on February 15, 2019.

AUTHORIZED REPRESENTATIVE
By:	/s/ Kerian Bunch
Kerian Bunch
Executive Vice President, General Counsel Aspen U.S. Holdings, Inc.